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Exhibit 10.19

                                    February 2, 2007

Schering Corporation
Attention: David Piacquad
2000 Galloping Hill Road
Kenilworth, NJ 07033-0530

Anacor Pharmaceuticals, Inc.—Schering Equity Investment

Ladies and Gentlemen:

        In partial consideration of Anacor Pharmaceuticals, Inc.'s (the "Company") agreement to enter into that certain License, Development, and Commercialization Agreement, between Schering Corporation ("Schering") and the Company, dated as of February    , 2007 (the "License Agreement"), this letter relates to our agreement pursuant to Section 9.2 of the License Agreement with regard to the commitment of Schering to purchase up to $10,000,000 in the Company's equity securities, subject to the terms and conditions set forth in this letter (the "Schering Investment").

        The Company shall have the right to pursue the Schering Investment upon and as part of the earliest to occur of the following events (each, a "Qualifying Event"):

1.
Qualified Financing. In the event the Company expects to or consummates an equity financing in a single transaction or a series of related transactions (i) yielding gross proceeds to the Company of at least $20,000,000 in the aggregate (excluding the Schering Investment) and (ii) in which at least 50% of the gross proceeds (excluding the Schering Investment) are provided by investors that are not stockholders of the Company immediately prior to such transaction or affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such stockholders (the "Qualified Financing"), the Company shall give Schering written notice thereof at least 30 days prior to the expected closing of such Qualified Financing with Schering and indicate whether it elects to pursue the Schering Investment. Within 30 days of such notice, the Company shall sell and issue and Schering shall purchase that number of shares of the Company's equity securities issued and sold in the Qualified Financing (the "Series Next Preferred Stock") equal to the quotient obtained by dividing (A) $10,000,000 by (B) the price per share of the Series Next Preferred Stock, rounded down to the nearest whole share, subject to the same terms and conditions (including price and such other rights provided under the Company's certificate of incorporation or any agreements between stockholders) that are made available or otherwise applicable to the other investors in the Qualified Financing, except for any rights to designate a representative to serve on the Company's Board of Directors.

2.
Qualified IPO. In the event the Company expects to secure or consummate a firm commitment underwritten initial public offering of securities pursuant to the Securities Act of 1933, as amended (the "Securities Act") for listing on a United States national securities exchange pursuant to a registration statement filed on Form S-1 (as defined in the Securities Act) at least twelve (12) months after the date hereof, which results in gross proceeds to the Company of at least $30,000,000 (excluding the Schering Investment) (the "Qualified IPO"), and to the extent permissible under the federal securities laws, the rules and regulations of the National Association of Securities Dealers, Inc. (the "NASD"), and all other applicable laws, rules and regulations, the Company hereby agrees that in connection with the Qualified IPO, the Company shall give Schering written notice thereof at least 30 days prior to the expected filing of the initial registration statement of such Qualified IPO and indicate whether it elects to pursue the Schering Investment. Upon any such election by the Company, the Company shall use its best efforts to cause the managing underwriter or underwriters (the "Underwriters") for such Qualified IPO to offer directly to Schering as part of the Qualified IPO the right to purchase $10,000,000 of the Company's securities to be sold in the Qualified IPO (the "IPO Securities"), and Schering shall be obligated to purchase such IPO Securities. In the event that the initial filing of the registration statement for the Qualified IPO is filed within twelve (12) months of the date hereof, Schering shall be entitled to purchase such securities in a simultaneous private placement with the Qualified IPO. If issued as part of the Qualified IPO, the IPO Securities shall be offered to Schering at the same price and on the same terms and conditions applicable to the other participants in the Qualified IPO and shall be further subject to the following:

  (a)
  Schering agrees that if the Underwriters determine in their sole discretion that in order to not jeopardize the success of the Qualified IPO, the IPO Securities must be subject to a "lock-up" agreement, Schering shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the IPO Securities without the prior written consent of the Underwriters for no more than the number of days from the effective date of the Qualified IPO specified in Section 1.13(a) of that certain Amended and Restated Investors' Rights Agreement dated as of June 13, 2006 between the Company and the other parties thereto and shall execute an agreement reflecting the foregoing as may be requested by the Underwriters (the "Lock-up Agreement"), provided that Schering (i) shall not be subject to the foregoing obligations unless the executive officers and directors of the Company and all holders of at least one percent (1%) of the Company's securities are subject to the same obligations under the Lock-up Agreement and (ii) shall be relieved of such obligations to the same extent that the Company releases any executive officer or director of the Company or any holder of at least one percent (1%) of the Company's securities from such obligations or otherwise waives its rights with rights with respect thereto;

  (b)
  If the Underwriters determine in their sole discretion that Schering's purchase of IPO Securities in the amount specified in this Section 2 is not compatible with the success of the Qualified IPO, then the Underwriters may offer Schering the right to purchase and Schering shall purchase only that number of IPO Securities (if any) that the Underwriters determine in their sole discretion will not jeopardize the success of the Qualified IPO, the purchase of which shall fully discharge Schering's obligations with respect to the Schering Investment even if the aggregate value of the IPO Securities offered to, and purchased by Schering is less than $10,000,000;

  (c)
  The Company shall be relieved of any obligations under this Section 2 if (i) regulatory authorities object to the provisions of this Section 2 after discussion and negotiation with the Company and its legal counsel, (ii) regulatory authorities allow the Company to fulfill its obligations under this Section 2 only on the condition that rescission rights or other extraordinary liability will be assumed by the Company or the Underwriters, or (iii) the resolution with regulatory authorities relating to this arrangement would delay the Qualified IPO for an unreasonable period of time beyond delays caused by other comments from regulatory authorities; and

  (d)
  The foregoing provisions are not intended to be, and shall not be construed as, an offer by the Company or the Underwriters to sell or a solicitation of an offer to buy the IPO Securities. Any such offer will be made pursuant to applicable requirements of the federal securities laws, the rules and regulations of the NASD, and all other applicable laws, rules and regulations, as well as the provisions of this letter agreement.

3.
Series D Financing. At any time prior to the earlier of the consummation of the Qualified Financing and the Qualified IPO, the Company may, in its sole discretion, elect to pursue a Schering Investment by requiring Schering to purchase $10,000,000 in shares of a newly-created Series D-1 Preferred Stock of the Company (the "Series D-1 Preferred Stock") at a price per share equal to $1.88 (representing a fully diluted pre-money valuation of $100,000,000 as of the date hereof) on substantially the same terms and conditions set forth in the Series D Preferred Stock

  Purchase Agreement dated as of June 13, 2006 (the "Series D Purchase Agreement") between the Company and the Purchasers (as defined in the Series D Purchase Agreement) and the Transaction Agreements (as defined in the Series D Purchase Agreement). Notwithstanding the foregoing, until a Schering Investment is consummated, if the Company materially amends, modifies, or waives any material provision under the Series D Purchase Agreement or any of the Transaction Agreements in a manner that materially and adversely affects the holders of Series D Preferred Stock relative to the other series of existing Preferred Stock, the parties shall negotiate the terms of the Schering Investment in good faith consistent with the intent of this letter agreement such that the Series D-1 Preferred Stock issued to Schering would have economic rights consistent with the Series D Preferred Stock as it exists today. For the avoidance of doubt, if the events described in the preceding sentence occur, Schering's sole and exclusive obligation with respect to the Schering Investment pursuant to this Section 3 shall be to negotiate in good faith as set forth in the preceding sentence, but Schering shall have no obligation to pursue, execute or complete the Schering Investment pursuant to this Section 3 if the parties do not reach agreement on all of the terms of the Schering Investment.

        Notwithstanding anything to the contrary in this letter agreement, this letter agreement shall terminate upon the earliest of: (i) three (3) years from the effective date of the License Agreement, (ii) the date on which notice of termination of the License Agreement is delivered by either the Company or Schering, (iii) the consummation of a Change of Control (as defined below), (iv) any material breach of this letter agreement, upon the election of the non-breaching party if the breaching party fails to cure the breach within 15 days after having received written notice from the non-breaching party of such material breach or (v) the first to occur Qualifying Event. For the purposes of this letter agreement, a "Change of Control" shall mean (A) an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) or (B) a sale, exclusive license or other disposition of all or substantially all of the assets of the Company; provided, however, that none of the following shall be considered a Change of Control: (i) a merger effected exclusively for the purpose of changing the domicile of the Company, (ii) an equity financing in which the Company is the surviving corporation, or (iii) a transaction in which the stockholders of the Company immediately prior to the transaction own 50% or more of the voting stock of the surviving corporation following the transaction (taking into account only stock of the Company held by such stockholders prior to the transaction).

        For purposes of clarity, Schering shall not be obligated to enter into a Schering Investment under this letter agreement or pursuant to Section 9.2 of the License Agreement except upon and subject to (i) the execution and delivery of mutually acceptable definitive agreements that are intended to bind both Schering and the Company with respect to the Schering Investment and the relevant Qualifying Event consistent with the provisions of this letter (with the parties hereto acknowledging that this letter agreement does not constitute such definitive agreement) and (ii) the receipt of all third party consents (including, but not limited to, the agreements and consents of the holders of shares of the Company's preferred stock) and any government or other approvals that may be related to or part of the Qualifying Event on which the Schering Investment is triggered.

        Subject to the provisions of the preceding paragraph, this letter agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof. Any term of this letter agreement may be amended or waived only with the written consent of the Company and Schering. Any amendment or waiver effected in accordance with this paragraph shall be binding upon all of the parties to this letter agreement.

        This letter agreement shall be governed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws. This letter agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

[Signature Pages Follow]

        The parties have executed this letter agreement as of the date first written above.

ANACOR PHARMACEUTICALS, INC.
		By:	/s/ DAVID PERRY
		Name:	David Perry
		Title:	Chief Executive Officer
		Address:	1060 East Meadow Circle
Palo Alto, California 94303
AGREED AND ACCEPTED:
SCHERING CORPORATION
By:	/s/ DAVID A. PIACQUAD
Name:	David A. Piacquad
Title:	Senior Vice President,
Business Development, Global Finance
Address:

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Anacor Pharmaceuticals, Inc.—Schering Equity Investment